Exhibit 10.5

IHS MARKIT LTD.
2014 EQUITY INCENTIVE AWARD PLAN
IHS MARKIT LTD. PERFORMANCE SHARE UNIT GRANT NOTICE AND
PERFORMANCE SHARE UNIT AGREEMENT

IHS Markit Ltd., an exempted company incorporated under the laws of Bermuda (the “Company”), pursuant to its 2014 Equity Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“you” or the “Holder”) an award of Performance Share Units (“PSUs”) indicated below, which PSUs shall be subject to vesting based on your continued employment with the Company (or any Affiliate), as provided herein. This award of PSUs, together with any accumulated Dividend Equivalents as provided herein (the “Award”), is subject to all of the terms and conditions as set forth herein, and in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Share Unit Grant Notice (the “Grant Notice”) and the Agreement.

Holder:
Employee ID:
Grant Date:
Number of PSUs granted at “Target” performance level:
Performance Measures:	Three-Year Cumulative Adjusted EPS with a Total Shareholder Return (“TSR”) modifier, as set forth in “Vesting and Payment” in the Agreement.

By your signature below, or by your submitting your electronic acceptance of the Award subject to this Grant Notice as designated by the Company, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You agree to access copies of the Plan and the prospectus governing the Plan (collectively, the “Plan Documents”) on the Company's intranet or on the website of the Company's designated brokerage firm. Paper copies are also available upon request to the Secretary of the Company at the Company's corporate offices. YOU MUST ACCEPT THIS AWARD BY THE DATE DETERMINED AND COMMUNICATED TO YOU BY THE COMPANY OR THE AWARD WILL AUTOMATICALLY BE CANCELLED.
You have reviewed this Grant Notice, the Agreement and the Plan Documents in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice or accepting the Award subject hereto and fully understand all provisions of this Grant Notice, the Agreement and the Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to the Plan, this Grant Notice or the Agreement.

HOLDER: By: __________________________

EXHIBIT A

TO PERFORMANCE SHARE UNIT GRANT NOTICE
PERFORMANCE SHARE UNIT AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to you the right to receive a number of PSUs set forth in the Grant Notice, together with any Dividend Equivalents pursuant to Section 2(f) below, subject to all of the terms and conditions set forth in this Agreement and the Grant Notice. The Award is also subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, as applicable.
Terms and Conditions

I.Grant of PSUs. Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), and subject to the terms and conditions set forth in the Plan and this Agreement, the Company has granted to you, pursuant to the Grant Notice and the Plan, the number of PSUs set forth in the Grant Notice and accumulated Dividend Equivalents pursuant to Section 2(f) below, subject to the restrictions, terms and conditions set forth in this Agreement and the Plan. Each PSU represents the right to receive one Share at the time provided for herein, together with any Dividend Equivalent issued in respect thereof. Your right to receive Shares and Dividend Equivalents under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.
2.    PSUs.
(a)    Rights as a Shareholder. You shall have no rights of a shareholder with respect to the Shares represented by PSUs, including, but not limited to, the right to vote and to receive dividends, unless and until such Shares are transferred to you pursuant to the Plan and this Agreement.
(b)    Vesting and Payment. To the extent the performance objectives described in 2.(b)(i) below (collectively, the “Performance Objectives”) are satisfied as of the completion of the performance period for this Award (the “Performance Period”), this Award will become vested and free of restrictions in accordance with clause (ii) below, as of the date the Committee makes the certification referenced in clause (iii) below (the “Performance Vesting Date”), subject to the provision on Termination below. The Performance Period begins December 1, 2016 and ends November 30, 2019 and is also referred to as the “Fiscal Years 2017-2019 Performance Period.”

(i)     Performance Objectives. The Committee has established “performance objectives” for this Award to be (A) cumulative Adjusted EPS (as defined below) during the Performance Period and also referred to as the “Core Metric,” or the “Three-Year Cumulative Adjusted EPS” of the Company during the Performance Period, and (B) the total shareholder return (“TSR”) of the Company compared to the companies that are included in the Standard & Poor’s 500 Index at the beginning of the TSR Rank Measurement Period (the “S&P 500 Index”) (1). The numerical goals for the Core Metric and the TSR Modifier will be provided to you in a separate communication from the Company.

“Adjusted EPS” means Adjusted net income divided by diluted weighted average shares. Adjusted net income is defined as net income plus primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., share-based compensation expense, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs, acquisition financing fees, net other gains and losses, pension mark-to-market and settlement expense, the impact of noncontrolling interests, and discontinued operations, all net of the related tax effects).

“TSR Rank” for the Performance Period means the aggregate TSR of IHS Markit common shares over the period beginning December 1, 2016 and ending on November 30, 2019 (the “TSR Rank Measurement Period”), compared to the TSR over the same period for the S&P 500 Index. TSR will be calculated using a beginning price equal to the average price of IHS Markit common shares and the S&P 500 Index over the 20 trading days preceding the start date of the Performance Period and an ending price equal to the average price over the 20 trading days preceding the end date of the Performance Period, and accounting for reinvestment of any dividends over this period. For purposes of this provision, TSR will be calculated using the average of the closing prices for the applicable periods.

“Target Number of Units Granted” means the number of PSUs granted at “Target” performance level as stated in the Grant Notice. The Target Number of Units Granted represents Shares that will be earned should the Three-Year Cumulative Adjusted EPS be met at a “Target” performance level and the Company’s TSR Rank is at the 50th percentile and you remain employed through the vesting period.

In addition, anything herein to the contrary notwithstanding, in the event at any time on or prior to November 30, 2019 the Company adopts converged accounting standards as outlined in the FASB and IASB project calendar or changes its financial reporting from US GAAP to IFRS, Adjusted Revenue shall be calculated for purposes of determining whether the Performance Objective has been satisfied on the basis of US GAAP as in effect and applied immediately before such change to converged standards or to IFRS shall have become effective.

(ii)     Performance-Based Vesting. Subject to the provision on Termination below and to clause (iii) below, the PSUs covered by this Award that will vest and become free of restrictions on the Performance Vesting Date will be calculated as set forth on Annex A attached hereto. The calculation provided on Annex A may allow for the partial or full vesting of this Award based upon the level of achievement of the Performance Objectives.

(iii)     Committee Certification. Prior to the PSUs covered by this Award vesting and becoming free of restrictions, the Committee must certify in writing that the Performance Objectives were, in fact, satisfied, which certification will be made on such date specified by the Committee.

(iv)    Subject to the terms of this Agreement and the Plan, the Shares and any accumulated Dividend Equivalents shall be delivered and paid to you as soon as practicable following the applicable Performance Vesting Date. In its sole discretion, the Company may elect to deliver the Shares to you by book-entry in the Company’s books or by electronic delivery to a brokerage account established for your benefit at a financial/brokerage firm selected by the Company. You agree to complete and sign any documents and take any additional action that the financial/brokerage firm designated by the Company may request to enable the Company to deliver the Shares on your behalf. The date of settlement shall not be later than 2½ months after the later of (i) the end of the Company’s fiscal year in which the applicable vesting date occurs or (ii) the end of the calendar year in which the applicable vesting date occurs.

(c)    Forfeiture. Upon your Termination of Employment for any reason, other than your death, Disability or Retirement, any and all unvested PSUs underlying this Award, together with any and all unvested accumulated Dividend Equivalents, shall automatically be cancelled for no consideration, and shall cease to be outstanding.

In the event of your Termination of Employment prior to the Performance Vesting Date due to your death or Disability, the unvested PSUs shall vest and be free of restrictions on the date of Termination of Service due to death or Disability to such extent as if all Performance Objectives had been fully satisfied at “Target” performance level.
In the event of your Termination of Employment due to Retirement (as defined below), the unvested PSUs underlying the Award shall continue to vest and be settled in accordance with the original vesting schedule as set forth in the Grant Notice, based on the actual performance results at the end of the Performance Period, as if you had remained an Employee during the full vesting period; provided, however, that (i) during your employment with the Company or any Affiliate or any time thereafter during the full vesting period, you have not and do not engage in any activity in competition with the Company or any Affiliate or which is inimical, contrary or harmful to the interests of the Company or any Affiliate (to the fullest extent not prohibited by applicable law), as determined by the Committee, and you certify as to such non-engagement upon the request of the Company; and (ii) you execute and do not revoke a release of claims in favor of the Company and its Affiliates, in a form satisfactory to the Company which must be executed by you and delivered to the Company by no later than the 52nd day following the date of your Retirement. For the avoidance of doubt, the unvested PSUs underlying the Award will be cancelled for no consideration and cease to be outstanding if you engage in any of the prohibited conduct as described in this subsection 2(c)(ii).
“Retirement” means your voluntary Termination of Employment with the Company or any Affiliate on or after the date on which you have at least sixty (60) years of age (not rounded up) and you have completed at least ten (10) whole years of service with the Company or any Affiliate (not rounded up).  You will not be treated as having incurred a Termination of Employment due to Retirement if the Company or any Affiliate had Cause to terminate your employment at the time of your Termination of Service.
(a)    Restriction on Transfer of PSUs. No PSUs shall be transferable by you other than by will or by the laws of descent and distribution. Any attempt to transfer the PSUs other than in accordance with the expressed terms of the Plan shall be void.
(b)    Certain Legal Restrictions. The Plan, this Agreement, the granting, vesting and settlement of the PSUs and any Dividend Equivalents, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, foreign, provincial, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed.
(c)    Dividend Equivalents. During the period from the Grant Date through the date on which Shares underlying vested PSUs are issued to you pursuant to Section 2(b), in the case of Share dividends, the number of PSUs subject to this award shall be increased or decreased by the number of Shares you would have received on the date of payment of the dividend with respect to the number of Shares underlying the unvested PSUs under this award on such date at the applicable performance level. For the avoidance of doubt, the additional PSUs shall be subject to the same vesting requirements and restrictions as the unvested PSUs. In the case of cash dividends, you will be credited with cash dividends, without earnings, payable on the number of Shares that vest pursuant to Section 2(b) above. If a dividend on Shares is payable wholly or partially in a form other than cash or Shares, the Committee may, in its discretion, provide for such Dividend Equivalents with respect to that portion as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the PSUs originally awarded pursuant to the Grant Notice and this Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original PSU award.

(d)    Corporate Events. Except as otherwise provided in the Grant Notice or this Agreement, the provisions of Section 13.2 of the Plan shall apply to the PSUs and any Dividend Equivalents.
3.    Withholding of Taxes. You acknowledge that you are required to make acceptable arrangements to pay any withholding taxes that may be due as a result of receipt of this Award or the vesting (including continued vesting) and payout of the PSUs that you receive under this Award, and no Shares will be released to you until you have made such arrangements. These arrangements may include any one or a combination of the following, as determined by the Company or the Committee: (a) the Company’s repurchase of Shares to be issued upon settlement of the PSUs (b) the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (c) direct payment by you to the Company; (d) payroll withholding from your wages or other cash compensation paid to you by the Company; or (e) any other method as the Company or Committee may elect in compliance with the Plan, the Code and applicable law. The FMV of the Shares that are repurchased, if applicable, will be determined as of the date when the taxes otherwise would have been withheld in cash, and will be applied as a credit against the taxes.
Depending on the withholding method, the Company may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common share equivalent. If the obligation for taxes is satisfied by the repurchase of Shares, you are deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are repurchased solely for the purpose of paying the taxes.
You acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your responsibility.
If you are subject to tax liabilities in more than one jurisdiction between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for tax liability in more than one jurisdiction.

4.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
5.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Holder with respect to the subject matter hereof.
6.    Notices. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 11 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Corporate Human Resources
IHS Markit
15 Inverness Way East
Englewood, Colorado 80112
Telephone No.
E-mail:

If to the Holder, to the address on file with the Company.
7.    No Guarantee of Continued Employment. YOU ACKNOWLEDGE AND AGREE THAT THIS AWARD DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE “VESTING SCHEDULE” SET FORTH IN THIS AWARD DOCUMENT DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE COMPANY’S OR ANY AFFILIATE’S RIGHT TO TERMINATE YOUR EMPLOYMENT AT ANY TIME OR FOR ANY REASON NOT PROHIBITED BY LAW, AND WILL NOT CONFER UPON YOU ANY RIGHT TO CONTINUE YOUR EMPLOYMENT FOR ANY SPECIFIED PERIOD OF TIME.

8.    Data Protection. By participating in the Plan and entering into this Agreement, you hereby consent to the holding and processing of personal information provided by you to the Company, any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining your records; (ii) providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Holder works; and (iv) transferring information about the Holder to any country or territory that may not provide the same protection for the information as the Holder’s home country. Personal information may include, but shall not be limited to:

•
Personal data: Name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, driver’s license information, birth certificate and employee number.

•
Employment information: Curriculum vitae or resume, wage history, employment references, job title, employment or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

•	Financial information: Current wage and benefit information, personal bank account number, brokerage account information, tax related information and tax identification number.

The Company may, from time to time, process and transfer this or other information for internal compensation and benefit planning (specifically, for enrollment purposes in the Plan and the administration of the Plan), to determine training needs, to develop a global human resource database and to evaluate skill utilization.

9.    Acquired Rights. In accepting the Award, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)    the award of PSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs even if PSUs have been awarded repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;

(e)    the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to your actual employer, and PSUs are outside the scope of your employment contract, if any;

(f)    the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)    neither the PSUs nor any provision of this Award Document, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company or any subsidiary of the Company, the PSUs shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i)    the value of Shares acquired on vesting of PSUs may increase or decrease in value;

(j)    no claim or entitlement to compensation or damages arises from termination of PSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the PSUs or Shares received upon vesting of the PSUs resulting from termination of your entitlement by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Document, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(k)    in the event of termination of your employment (whether or not in breach of local labor laws),other than a Termination of Service due to Retirement, your right to receive PSUs and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to receive Shares pursuant to the PSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

10.    Language. If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.    No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company or any of its Affiliates to terminate the Holder’s employment at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Holder’s employment relationship that otherwise exists between the Holder and the Company or any of its Affiliates, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Holder and the Company or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.
12.    Power of Attorney. The Company (including its successors and assigns) is hereby appointed the attorney-in-fact, with full power of substitution, of the Holder for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Holder, may in the name and stead of the Holder, make and execute all conveyances, assignments and transfers of the PSUs, Dividend Equivalents, other property issued in respect of such PSUs, Shares and any property provided for herein, and the Holder hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Holder shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
13.    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
14.    Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
15.    Mode of Communications. The Holder agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this grant of PSUs, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Holder further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.
16.    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
17.    Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

18.    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of New York located in the Borough of Manhattan in New York City in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in the manner provided in Section 6 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
20.    Miscellaneous.
(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any Affiliate by which the Holder is employed, and require such successor to expressly assume and agree in writing to perform, this Agreement.
(b)    The Holder agrees that the award of the PSUs hereunder is special incentive compensation and that it, any Dividend Equivalents or any other property issued in respect of such PSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, unless specifically provided in the applicable plan.
(c)    No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
21.    Section 409A and Section 457A. To the extent the Committee determines that any payment under this Agreement is subject to Section 409A or Section 457A of the Code, the provisions of Section 13.10 of the Plan (including, without limitation, the six-month delay relating to “specified employees”) shall apply.

(1) S&P Company 1 merges with or acquires S&P Company 2, where 1 is surviving entity = S&P Company 1 Stays, S&P Company 2 is removed. S&P Company merges with or acquires another S&P Company, where entirely new company is established = Committee's Discretion. S&P Company merges with or acquires a Non-S&P Company, where S&P Company is surviving entity = S&P Company Stays. S&P Company merges with or acquires a Non-S&P Company, where S&P Company is not surviving entity= Remove S&P Company. S&P Company declares Bankruptcy = S&P Company Stays with TSR of -100%. S&P Company spins out a portion of business, but Parent Company remains the same S&P Company= S&P Company Stays with Reinvested Dividend. S&P Company spins out a portion of business, and spun out entity replaces S&P Company =S&P Company Removed. S&P Company's Ticker Changes = S&P Company Stays.

ANNEX A

TO PERFORMANCE SHARE UNIT GRANT NOTICE

PERFORMANCE SHARE UNIT AGREEMENT

Subject to the provisions of the Grant Notice and the Performance Share Unit Agreement, the number of Units covered by this Agreement that will vest on the Performance Vesting Date (the “Final Adjusted Units”) will be determined by a two-step calculation:

1.Calculate the Core Metric Units Earned. In Step 1, the Core Metric Units Earned will be determined by multiplying the Target Number of Units Granted by the Three-Year Cumulative Adjusted EPS Payout Percent as follows:

Target Number of Units Granted X Three-Year Cumulative Adjusted EPS Payout Percent
=
Core Metric Units Earned

The performance payout range for the Core Metric is 0 percent to 167 percent of the Target Number of Units Granted. If the Core Metric is between “Minimum” and “Target” or “Target” and “Maximum” performance, the Core Metric payout will be determined using straight line interpolation based on the actual Core Metric achievement. If the Core Metric is not met at Minimum, no Shares will vest under this Award regardless of TSR Rank.

2.Apply the TSR Modifier. In Step 2, the number of Core Metric Units Earned will be modified upward or downward based upon the Company’s TSR Rank to determine the Final Adjusted Units.

If the Company’s TSR Rank is between the 35th and 50th percentiles or 50th and 75th percentiles, the TSR Modifier will be determined using straight line interpolation based on the Company’s actual TSR Rank.

For avoidance of doubt, the total number of Units granted as set forth on the first page of this Award Document reflects a total number in the event the Three-Year Cumulative Adjusted EPS is satisfied at “Target” performance level and the TSR Rank is at the 50th Percentile. The payout opportunity for the Award, combined in Steps 1 and 2, is 0 percent to 200 percent of Target.